Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE THURSDAY, FEBRUARY 7, 2008 AT 7:01 A.M. ET

Contacts:
Kyle Kuvalanka (investors) (617) 761-4734	Jennifer Snyder (media) (617) 444-1439

MILLENNIUM OVER-DELIVERS ON 2007 GOALS AND FINANCIAL GUIDANCE

— Worldwide VELCADE® (bortezomib) for Injection sales surpassed $765 million in 2007 —
— VELCADE granted priority review by FDA in newly diagnosed multiple myeloma, with launch on track for first half of 2008 —

CAMBRIDGE, Mass., February 7, 2008 – Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported 2007 non-GAAP net income of $86.9 million and GAAP net income of $14.9 million.(1) These results exceeded the Company’s 2007 financial guidance, driven by strong worldwide sales of VELCADE, the global market leader for the treatment of patients with relapsed multiple myeloma.

“Millennium over-delivered on high expectations in 2007, including the achievement of record financial results,” said Deborah Dunsire, M.D., President and Chief Executive Officer. “Millennium is uniquely situated for growth with a blockbuster oncology product, a pipeline of innovative product candidates and strong financials.”

“We remain committed to positioning the Company to deliver sustainable earnings growth,” stated Marsha Fanucci, Chief Financial Officer. “In 2008, the Company is focused on elevating its success by maximizing the launch of VELCADE in newly diagnosed multiple myeloma, initiating a pivotal trial program with MLN0002 in inflammatory bowel disease and achieving our financial guidance.”

2007 Financial Results

•	The Company achieved full-year non-GAAP net income of $86.9 million or non-GAAP earnings per share of $0.27. The 125 percent increase over non-GAAP net income in 2006 of $38.6 million was primarily the result of:
—	A 20 percent increase in VELCADE U.S. net sales to $265.2 million; and
—	A 24 percent increase in royalties to $166.9 million, as a result of strong growth in VELCADE sales outside of the U.S. This growth led to the earlier than anticipated achievement of a non-recurring $40 million milestone from Ortho Biotech Products, L.P., a member of the Johnson & Johnson Family of Companies, which was due when VELCADE sales outside of the U.S. surpassed $500 million. The milestone was recorded as strategic alliance revenue.
This strong revenue growth was partially offset by:
—	A six percent increase in combined non-GAAP selling, general and administrative (SG&A) and non-GAAP research and development (R&D) expense to $451.0 million (corresponding GAAP SG&A and GAAP R&D expense, including stock-based compensation, of $476.2 million).(2) The increase was the result of enhanced sales and marketing investment to support the continued growth of VELCADE, offset in part by a four percent decrease in non-GAAP R&D expense.
•	The Company achieved full-year GAAP net income of $14.9 million or GAAP earnings per share of $0.05. The transition to GAAP profitability from a GAAP net loss in 2006 of $44.0 million was primarily the result of the drivers listed above as well as a $17.0 million decrease in stock-based compensation expense and a $7.5 million decrease in restructuring charges.
•	As of December 31, 2007, the Company had $891.3 million in cash, cash equivalents and marketable securities. The outstanding principal amount of convertible debt was $250.0 million.

Recent VELCADE Highlights

•	In 2007, VELCADE strengthened its position as the U.S. market-leading treatment for relapsed multiple myeloma and mantle cell lymphoma. Sales increased steadily throughout the year as a result of the increasing impact of the Company’s enhanced sales and marketing programs, which improved share-of-voice for the product in the market.
•	The Company submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) in December 2007 for VELCADE expansion into newly diagnosed multiple myeloma. The filing, based on data from the Phase III VISTA trial, conducted with its co-development partner, Johnson & Johnson Pharmaceutical Research & Development, L.L.C. (J&JPRD), was granted priority review by the FDA. The FDA decision date for the sNDA is scheduled for June 20, 2008. J&JPRD submitted a corresponding marketing application to the European Medicines Evaluation Agency (EMEA).
•	Data from three large, well-controlled Phase III clinical trials of VELCADE based combinations in newly diagnosed multiple myeloma were featured at the 2007 Annual Meeting of the American Society of Hematology (ASH). These trials are part of a comprehensive development program designed to establish VELCADE as a critical component of the standard of care regimens in the multiple myeloma transplant and non-transplant settings. Data from the three Phase III trials are as follows:
—	VISTA – The combination therapy of VELCADE, melphalan and prednisone (VcMP) showed statistically significant improvement across all efficacy endpoints when compared to melphalan and prednisone (MP) alone in 682 patients ineligible for stem cell transplantation (SCT). Patients treated with VcMP had a 35 percent immunofixation-negative complete remission rate compared to five percent with MP. Preliminary results showed that at 16 months follow-up, VcMP significantly reduced the risk of death in patients by 40 percent with median survival not yet reached.
—	IFM (Intergroupe Francophone du Myélome) cooperative group – In 482 patients, the combination of VELCADE and dexamethasone (VcD) demonstrated a significantly higher immunofixation-negative and positive complete remission rate of 21 percent, compared to eight percent with vincristine, adriamycin and dexamethasone (VAD), a commonly used induction therapy prior to SCT. The VELCADE based induction regimen enhanced post SCT outcomes for patients by achieving a significantly higher immunofixation-negative and positive complete remission rate of 41 percent compared to 29 percent with VAD.
—	GIMEMA (Italian Myeloma Network) cooperative group – The combination of VELCADE, thalidomide, and dexamethasone (VcTD), as induction therapy prior to SCT, showed a dramatic fourfold increase in complete remission rate when compared to thalidomide and dexamethasone (TD), the most commonly used induction regimen in the U.S. for patients eligible for SCT. These results from 256 patients prior to SCT showed a 36 percent immunofixation-negative and positive complete remission rate for VcTD compared to nine percent for TD. Once again, the VELCADE based induction regimen enhanced post SCT outcomes for patients by achieving a significantly higher immunofixation-negative and positive complete remission rate of 57 percent compared to 28 percent for TD.
—	The safety profile in these Phase III studies was similar to that observed in other VELCADE clinical trials in patients with newly diagnosed multiple myeloma.
•	The Company announced that the national compendia organization, DrugPoints Systems, included VELCADE as a recommended therapy for use in newly diagnosed multiple myeloma patients.
•	The FDA granted approval for VELCADE use, without dose adjustments, in patients with impaired renal function, including those requiring dialysis. Impaired kidney function is a common complication related to multiple myeloma, affecting approximately 30 percent of patients at diagnosis and a growing percentage throughout the course of the disease.
•	The Company and J&JPRD announced that more than three-quarters of the targeted 670 patients have been enrolled to date in the Company-sponsored Phase III non-Hodgkin’s lymphoma (NHL) trial. The trial is evaluating VELCADE in combination with rituximab compared to rituximab alone in previously treated NHL patients. Patient accrual is expected to be completed in the first half of 2008.

Recent Development Pipeline Highlights

The Company is advancing a pipeline of innovative molecules in cancer and inflammatory diseases. In 2007, the Company achieved important milestones within its inflammatory bowel disease and protein homeostasis oncology programs:

•	Inflammatory bowel disease program
—	MLN0002 (novel anti-alpha4beta7 antibody) – The Company reported preliminary results from bridging studies showing favorable pharmacokinetic, pharmacodynamic and safety profiles of MLN0002 from the new commercially scaleable cell line. MLN0002 is a gut-specific therapy being developed to treat ulcerative colitis and Crohn’s disease and is on track to enter pivotal trials in late 2008/early 2009.
•	Protein homeostasis oncology program
—	MLN4924 (novel Nedd8-activating enzyme inhibitor) – An investigational new drug (IND) application for MLN4924 was accepted by the FDA in January 2008 for this small molecule inhibitor of the novel Millennium discovered target. The Company expects this molecule will enter Phase I clinical trials in the first half of 2008. MLN4924 acts by inhibiting Cullin-based ligases, which are enzymes involved in the regulation of cancer cell growth and survival. Pre-clinical data showed MLN4924 significantly inhibited tumor growth in xenograft models of colorectal cancer and several lymphomas.
—	MLN2238 (novel proteasome inhibitor) – The Company advanced MLN2238, a wholly-owned second generation proteasome inhibitor, to the development pipeline. In pre-clinical models, MLN2238 showed superior efficacy compared to VELCADE with potential in a broader set of hematological and solid tumors. This molecule is expected to move forward in both oral and IV routes of administration. Phase I trials are expected to start in early 2009.
—	The Company and Harvard Medical School announced a collaborative agreement to conduct research in the area of protein homeostasis, an emerging field of cancer biology.

2008 Financial Guidance

On January 4, 2008, the Company announced its financial guidance for 2008, as follows:

•	VELCADE U.S. net sales are expected to increase 20 to 30 percent to $320 million to $345 million;
•	Royalties are expected to be in the range of $175 million to $185 million;
•	Non-GAAP R&D and non-GAAP SG&A expenses are expected to total approximately $450 million (corresponding GAAP R&D and SG&A expenses, which includes stock-based compensation expense, are expected to total approximately $480 million);
•	Non-GAAP net income is expected to be in the range of $80 million to $95 million;(3)
•	GAAP net income is expected to be in the range of $10 million to $25 million.(4)

Presentation Reminder

Dr. Dunsire and Ms. Fanucci will present additional detail on 2007 financial results and 2008 goals and financial guidance on February 7, 2008, at the Merrill Lynch 2008 Global Pharmaceutical, Biotechnology & Medical Device Conference. The presentation will be webcast live at 8:00 a.m. ET and may be accessed by visiting the Investors section of the Company’s website at: www.millennium.com.

About VELCADE

VELCADE is being co-developed by Millennium Pharmaceuticals, Inc. and J&JPRD. Millennium is responsible for commercialization of VELCADE in the U.S. and Janssen-Cilag is responsible for commercialization in Europe and the rest of the world. Janssen Pharmaceutical K.K. is responsible for commercialization in Japan. For a limited period of time, Millennium and Ortho Biotech Inc. are co-promoting VELCADE in the U.S. VELCADE is approved in 85 countries worldwide. More than 85,000 patients have been treated with VELCADE globally.

In the U.S., VELCADE is indicated for the treatment of patients with multiple myeloma who have received at least one prior therapy. VELCADE is also indicated for the treatment of patients with mantle cell lymphoma who have received at least one prior therapy. VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol. VELCADE should be administered under the supervision of a physician experienced in the use of antineoplastic therapy. In the European Union and many other countries worldwide, VELCADE is approved for patients with multiple myeloma after first relapse.

Risks associated with VELCADE therapy include new or worsening peripheral neuropathy, hypotension observed throughout therapy, cardiac and pulmonary disorders, gastrointestinal adverse events, thrombocytopenia, neutropenia and tumor lysis syndrome. Women of childbearing potential should avoid becoming pregnant while being treated with VELCADE. Cases of severe sensory and motor peripheral neuropathy have been reported. The long-term outcome of peripheral neuropathy has not been studied in mantle cell lymphoma. Acute development or exacerbation of congestive heart failure, and/or new onset of decreased left ventricular ejection fraction has been reported, including reports in patients with few or no risk factors for decreased left ventricular ejection fraction. There have been rare reports of acute diffuse infiltrative pulmonary disease of unknown etiology such as pneumonitis, interstitial pneumonia, lung infiltration and Acute Respiratory Distress Syndrome in patients receiving VELCADE. Some of these events have been fatal. A higher proportion of these events have been reported in Japan. There have been rare reports of Reversible Posterior Leukoencephalopathy Syndrome (RPLS) in patients receiving VELCADE. RPLS is a rare, reversible, neurological disorder which can present with seizure, hypertension, headache, lethargy, confusion, blindness, and other visual and neurological disturbances. VELCADE is associated with thrombocytopenia and neutropenia. There have been reports of gastrointestinal and intracerebral hemorrhage in association with VELCADE. Transfusions may be considered. Complete blood counts (CBC) should be frequently monitored during treatment with VELCADE. Rare cases of acute liver failure have been reported in patients receiving multiple concomitant medications and with serious underlying medical conditions.

Integrated Safety Data: Safety data from Phase 2 and 3 studies of single-agent VELCADE 1.3 mg/m(2)/dose twice weekly for 2 weeks followed by a 10-day rest period in 1163 patients with multiple myeloma (N=1008) and mantle cell lymphoma (N=155) were integrated and tabulated. In these studies, the safety profile of VELCADE was similar in patients with multiple myeloma and mantle cell lymphoma. In the integrated analysis, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise, and weakness) (64%), nausea (55%), diarrhea (52%), constipation (41%), peripheral neuropathy NEC (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (39%), thrombocytopenia and appetite decreased (including anorexia) (each 36%), pyrexia (34%), vomiting (33%), and anemia (29%). Twenty percent (20%) of patients experienced at least 1 episode of >/= Grade 4 toxicity, most commonly thrombocytopenia (5%) and neutropenia (3%). A total of 50% of patients experienced serious adverse events (SAEs) during the studies. The most commonly reported SAEs included pneumonia (7%), pyrexia (6%), diarrhea (5%), vomiting (4%), and nausea, dehydration, dyspnea and thrombocytopenia (each 3%). Adverse events thought by the investigator to be drug-related and leading to discontinuation occurred in 22% of patients. The reasons for discontinuation included peripheral neuropathy (8%), asthenic conditions (3%) and thrombocytopenia and diarrhea (each 2%). In total, 2% of the patients died and the cause of death was considered by the investigator to be possibly related to study drug: including reports of cardiac arrest, congestive heart failure, respiratory failure, renal failure, pneumonia and sepsis. This integrated analysis does not include the Phase 3, VELCADE plus DOXIL study.

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-866-VELCADE (1-866-835-2233).

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE, a novel cancer product, and has a robust clinical development pipeline of product candidates. Millennium’s research, development and commercialization activities are focused in two therapeutic areas: oncology and inflammation. By applying its knowledge of the human genome, understanding of disease mechanisms and industrialized drug discovery platform, Millennium is developing an exciting pipeline of innovative product candidates.  Millennium’s website is www.millennium.com.

This press release contains “forward-looking statements,” including statements about the Company’s growth, future operating results, discovery, development of products and strategic alliances. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in its drug discovery and clinical development programs; failure to obtain patent protection for its discoveries; commercial limitations imposed by patents owned or controlled by third parties; the Company’s dependence upon strategic alliance partners to develop and commercialize products and services based on its work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from its development efforts; product withdrawals; competitive factors; difficulties or delays in manufacturing the Company’s products; government and third-party reimbursement rates; the commercial success of VELCADE and INTEGRILIN® (eptifibatide) Injection; achieving revenue consistent with internal forecasts; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties the Company faces, see the reports it has filed with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

_________________

Editors’ Note: This press release is also available under the Media section of the Company’s website at: www.millennium.com.

(1)Non-GAAP net income, non-GAAP earnings per share, non-GAAP R&D expenses and non-GAAP SG&A expenses are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (GAAP). Please see the Form 8-K, furnished on February 7, 2008, by the Company to the Securities and Exchange Commission for a discussion of why the Company believes these non-GAAP measures are useful to investors and the additional purposes for which management uses these measures.

(2)The Company adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) as of January 1, 2006 and records stock-based compensation expense in its statement of operations. Although this expense is a significant ongoing expense affecting the Company’s results of operations, the Company excludes this charge from its non-GAAP R&D, non-GAAP SG&A and non-GAAP net income because: (1) the Company’s management excludes this expense from the Company’s budget and planning process used to allocate resources in the Company’s ongoing portfolio prioritization efforts, (2) the Company believes that excluding this expense could be helpful in comparing the Company’s financial results to periods prior to January 1, 2006 because stock-based compensation charges are excluded in the various operating expense categories and (3) as a result of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that excluding stock-based compensation may enable useful comparisons of the Company’s operating results to its competitors. Non-GAAP net income and other non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for GAAP.

(3)In 2007, non-GAAP and GAAP net income included a non-recurring milestone of $40 million. The Company does not expect to achieve any material milestones in 2008.

(4)GAAP net income for 2008 is expected to include stock-based compensation expense of approximately $30 million, amortization of intangibles of $34 million, and restructuring charges of less than $5 million. There could be additional charges excluded from the Company’s GAAP net income, to arrive at non-GAAP net income, which are dependent on unknown future events and are difficult to predict and estimate at this time.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
(in thousands, except per share amounts)

Revenues:
Net product sales	$73,691	$55,132	$265,241	$220,452
Revenue under strategic alliances	57,249	48,685	95,417	131,675
Royalties	50,250	36,321	166,867	134,703

Total revenues	181,190	140,138	527,525	486,830

Costs and expenses:
Cost of sales	10,712	8,785	28,380	45,445
Research and development (Note 1, 2)	76,362	80,868	287,094	310,910
Selling, general and administrative (Note 1, 2)	53,126	50,371	189,062	162,893
Restructuring	(164)	14,656	12,886	20,393
Amortization of intangibles	8,488	8,488	33,950	33,950

Total costs and expenses	148,524	163,168	551,372	573,591

Income (loss) from operations	32,666	(23,030)	(23,847)	(86,761)

Other income (expense):
Investment income, net	10,753	14,936	48,810	30,973
Interest expense	(2,358)	(3,134)	(10,054)	(11,068)
Other income (Note 3)	—	19,500	—	22,903

Net income/(loss)	$41,061	$8,272	$14,909	$(43,953)

Amounts per common share:
Earnings per share, basic and diluted (Note 4)	$0.13	$0.03	$0.05	$(0.14)

Weighted average shares, basic	320,089	315,481	318,221	313,724

Weighted average shares, diluted	340,668	318,468	321,320	313,724

(1) In accordance with SFAS 123R, stock-based compensation expense is allocated between research and development and selling, general and administrative expense as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006

Research and development	$2,439	$5,345	$10,674	$23,280
Selling, general and administrative	3,736	4,570	14,484	18,861

(2) Certain prior year amounts have been reclassified between research and development and selling, general and administrative expenses to conform to the current year presentation. This reclassification has no impact on previously reported results.

(3) During the year ended December 31, 2006, the Company recognized a $3.4 million deferred gain from the sale of assets to Gene Logic, Inc. and a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006.

(4) When the assumed conversion of convertible notes into 16.2 million shares of common stock has a dilutive effect, earnings per share is computed by dividing (i) net income, after adding back interest expense associated with convertible notes outstanding by (ii) basic shares plus additional common equivalent shares including the assumed conversion of convertible notes. The dilutive income adjustment was $1.8 million for the three months ended December 31, 2007.

Millennium Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP
(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31, 2007
	Costs and Expenses
	Research and Development (1)	Selling, General and Administrative (1)	Net Income	Earnings per Share, Basic	Earnings per Share, Diluted (2)
GAAP	$76,362	$53,126	$41,061	$0.13	$0.13
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation	(2,439)	(3,736)	6,175	0.02	0.02
Restructuring	—	—	(164)	(0.00)	(0.00)
Amortization of Intangibles	—	—	8,488	0.02	0.02

Non-GAAP	$73,923	$49,390	$55,560	$0.17	$0.17

Weighted average shares -- GAAP				320,089	340,668

Weighted average shares -- Non-GAAP				320,089	340,668

	Three Months Ended December 31, 2006
	Costs and Expenses
	Research and Development (1)	Selling, General and Administrative (1)	Net Income	Earnings per Share, Basic	Earnings per Share, Diluted (2)
GAAP	$80,868	$50,371	$8,272	$0.03	$0.03
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation	(5,345)	(4,570)	9,915	0.03	0.03
Restructuring	—	—	14,656	0.04	0.04
Amortization of Intangibles	—	—	8,488	0.03	0.02
Termination Fee, Net of Transaction Costs (3)	—	(5,538)	(13,962)	(0.04)	(0.04)

Non-GAAP	$75,523	$40,263	$27,369	$0.09	$0.08

Weighted average shares -- GAAP				315,481	318,468

Weighted average shares -- Non-GAAP				315,481	334,628

(1) Certain prior year amounts have been reclassified between research and development and selling, general and administrative expenses to conform to the current year presentation. This reclassification has no impact on previously reported results.

(2) When the assumed conversion of convertible notes into 16.2 million shares of common stock has a dilutive effect, earnings per share is computed by dividing (i) net income, after adding back interest expense associated with convertible notes outstanding by (ii) basic shares plus additional common equivalent shares including the assumed conversion of convertible notes. The dilutive income adjustment was $1.8 million for the three months ended December 31, 2007 on a GAAP and non-GAAP basis and $0.9 million for the three months ended December 31, 2006 on a non-GAAP basis.

(3) During the three months ended December 31, 2006, the Company recognized a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006, net of transaction costs of approximately $5.5 million. Transaction costs are included in selling, general and administrative expenses.

Millennium Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP
(unaudited)

(in thousands, except per share amounts)

	Year Ended December 31, 2007
	Costs and Expenses
	Research and Development (1)	Selling, General and Administrative (1)	Net Income	Earnings per Share, Basic	Earnings per Share, Diluted (2)
GAAP	$287,094	$189,062	$14,909	$0.05	$0.05
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation	(10,674)	(14,484)	25,158	0.08	0.08
Restructuring	—	—	12,886	0.04	0.04
Amortization of Intangibles	—	—	33,950	0.10	0.10

Non-GAAP	$276,420	$174,578	$86,903	$0.27	$0.27

Weighted average shares -- GAAP				318,221	321,320

Weighted average shares -- Non-GAAP				318,221	321,320

	Year Ended December 31, 2006
	Costs and Expenses
	Research and Development (1)	Selling, General and Administrative (1)	Net Income (Loss)	Earnings per Share, Basic	Earnings per Share, Diluted (2)
GAAP	$310,910	$162,893	$(43,953)	$(0.14)	$(0.14)
Adjustments to reconcile to Non-GAAP:
Stock-based Compensation	(23,280)	(18,861)	42,141	0.13	0.13
Restructuring	—	—	20,393	0.06	0.06
Amortization of Intangibles	—	—	33,950	0.11	0.11
Termination Fee, Net of Transaction Costs (3)	—	(5,538)	(13,962)	(0.04)	(0.04)

Non-GAAP	$287,630	$138,494	$38,569	$0.12	$0.12

Weighted average shares -- GAAP				313,724	313,724

Weighted average shares -- Non-GAAP				313,724	331,786

(1) Certain prior year amounts have been reclassified between research and development and selling, general and administrative expenses to conform to the current year presentation. This reclassification has no impact on previously reported results.

(2) When the assumed conversion of convertible notes into 16.2 million shares of common stock has a dilutive effect, earnings per share is computed by dividing (i) net income, after adding back interest expense associated with convertible notes outstanding by (ii) basic shares plus additional common equivalent shares including the assumed conversion of convertible notes. The dilutive income adjustment was $0.9 million for the year ended December 31, 2006 on a non-GAAP basis.

(3) During the year ended December 31, 2006, the Company recognized a $19.5 million gain upon receipt of a termination fee as a result of the termination of the support agreement with AnorMED in October 2006, net of transaction costs of approximately $5.5 million. Transaction costs are included in selling, general and administrative expenses.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31, 2007	December 31, 2006
(in thousands)

Cash, cash equivalents and marketable securities	$891,276	$894,349
Other current assets	142,794	121,305
Property and equipment, net	147,869	153,349
Restricted cash and other assets	37,611	35,500
Goodwill and intangible assets, net	1,516,950	1,547,309

Total assets	$2,736,500	$2,751,812

Current liabilities	$132,475	$125,948
Current portion of long term debt	—	99,571
Other long term liabilities	43,337	56,075
Capital lease obligations, net of current portion	73,795	75,041
Long term debt, net of current portion	250,000	250,000
Stockholders' equity	2,236,893	2,145,177

Total liabilities and stockholders' equity	$2,736,500	$2,751,812